Exhibit 10.15

MONOLITHIC POWER SYSTEMS, INC.

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (this “Agreement”) by and between Deming Xiao (the “Employee”) and Monolithic Power Systems, Inc. (the “Company”), is entered into as of November 14, 2004 (the “Effective Date”).

WHEREAS, the Employee has been employed by the Company as the Company’s Vice President of Operations;

WHEREAS, the Employee and the Company desire to enter into this Agreement in connection with the employment relationship between the Company and the Employee;

NOW, THEREFORE, the parties hereto agree as follows:

1. Certain Definitions. For purposes of this Agreement:

(a) “Cause” means (i) the Employee’s failure to perform the duties or responsibilities of his employment, in any material respect, as reasonably required or directed by the Chief Executive Officer (the “CEO”) and/or Board of Directors of the Company (the “Board”), which failure is not cured within thirty (30) days following notice to the Employee of the failure to perform which notice describes in reasonable detail the poor performance; (ii) the Employee engaging in illegal conduct that is detrimental to the Company; (iii) the Employee being convicted of or pleading no contest to a felony; or (iv) the Employee committing a material act of dishonesty, fraud or misappropriation of property.

(b) “Good Reason” means, without the Employee’s consent, (i) a reduction by the Company in the base salary of the Employee as in effect immediately prior to such reduction, except where a substantially equivalent percentage reduction in base salary is applied to all other officers of the Company; (ii) a material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is significantly reduced, except where a substantially equivalent reduction in benefits is applied to all other officers of the Company; (iii) a material, adverse change in the Employee’s title, authority, responsibilities or duties, as measured against his title, authority, responsibilities or duties immediately prior to such change, which change is not reversed or remedied within thirty (30) days after notice from Employee to the CEO and/or the Board describing in reasonable detail the material adverse change; or (iv) the relocation of the Employee’s place of work to a facility or a location more than fifty (50) miles from the Employee’s then-present work location.

(c) “Disability” means the Employee’s inability to substantially perform the Employee’s duties as required by the Employee’s employment with or services to the Company as the result of the Employee’s incapacity due to physical or mental illness.

(d) “Change of Control” means a merger or consolidation of the Company with or into any other corporation or corporations, or the merger of any other corporation or corporations with or into the Company, unless the shareholders of the Company hold at least a majority of the outstanding voting equity securities of the surviving corporation, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred by the then shareholders of the Company to third parties, excluding any consolidation or merger effected exclusively to change the domicile of the Company, or a sale of all or substantially all of the assets of the Company.

2. Employment and Duties. The Employee shall continue to be employed as the Vice President of Operations of the Company as of the Effective Date. The Employee shall assume and discharge the duties and responsibilities assigned by the CEO and/or the Board, and consistent with the office and position of Vice President of Operations. The Employee shall perform faithfully the duties assigned to him to the best of his ability.

3. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue at all times to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company’s established employee plans and policies or other written agreements with the Employee at the time of termination.

4. Termination for Cause and Resignation without Good Reason Within One Year Following a Change of Control. If within one year following a Change of Control the Employee resigns from the Company without Good Reason, or the Company terminates the Employee’s employment for Cause, the Employee shall not receive any compensation or benefits under this Agreement on account of such termination, except for compensation earned through the termination date, and all accrued but unused vacation, expense reimbursements and any other benefits due to Employee through the termination date in accordance with established Company plans and policies or applicable law (“Accrued Obligations”). The Employee’s rights under any applicable Company benefit plans upon such termination shall be determined under the provisions of the respective benefit plans.

5. Termination without Cause and Resignation for Good Reason Within One Year Following a Change of Control. If, within one (1) year following a Change of Control, the Company terminates the Employee’s employment without Cause, or the Employee resigns from the Company for Good Reason, then all of the Employee’s then outstanding options to purchase shares of the Company’s common stock (whether currently outstanding or granted following the Effective Date) shall vest and become exercisable as to fifty percent (50%) of the then unvested shares subject to such stock options, and the Employee shall be entitled to receive the Employee’s Accrued Obligations. Except as otherwise set forth in this Section 5, the Employee’s rights under any applicable Company benefit plans upon such termination shall be determined under the provisions of the respective benefit plans.

6. Termination Prior to a Change of Control or After Twelve (12) Months Following a Change of Control. In the event the Employee’s employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the twelve (12) month period following a Change of Control, then the Employee will be entitled to receive the Employee’s Accrued Obligations. The Employee’s rights under any applicable Company benefit plans upon such termination shall be determined under the provisions of the respective benefit plans.

7. Death. In the event of the Employee’s death, except for Accrued Obligations, the Company shall have no obligation to pay or provide any compensation or benefits under this Agreement. The Employee’s rights under the Company’s benefit plans in the event of the Employee’s death shall be determined under the provisions of such benefit plans.

8. Disability. In the event of the Employee’s Disability, except for Accrued Obligations, no compensation or benefits will be paid or provided to the Employee under this Agreement. The Employee’s rights under the Company’s benefit plans shall be determined under the provisions of such benefit plans.

9. Conditional Nature of Severance Benefits; Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 5 will be subject to Employee signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company. No severance pursuant to such Section will be paid or provided until the separation agreement and release agreement becomes effective.

10. Other Activities. The Employee shall devote substantially all of his working time and efforts during the Company’s normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement, except for vacations, holidays and sickness. However, the Employee may devote a reasonable amount of his time to civic, community, or charitable activities.

11. Proprietary Information. During the period of employment and thereafter, the Employee shall not, without the prior written consent of the Company, disclose or use for any purpose (except in the course of his employment under this Agreement and in furtherance of the business of the Company or any of its affiliates or subsidiaries) any confidential information or proprietary data of the Company. The Employee’s obligations as such are set forth more fully under the Company’s form of Proprietary Information Agreement entered into by the Employee.

12. Covenant Not to Solicit. Beginning with the date of the Employee’s termination and until one (1) year thereafter, the Employee agrees that he will not:

(i) solicit, encourage, or take any other action which is intended to induce any other employee of the Company to terminate his employment with the Company, or

(ii) interfere in any manner with the contractual or employment relationship between the Company and any employee of the Company.

13. Tax Provisions. In the event that the benefits provided for in the Agreement, when aggregated with any other payments or benefits received by the Employee, would (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Employee’s payments and benefits shall be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this paragraph shall be made in writing by the Company’s independent public accountants (the “Accountants”) whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such state, without regard to principles of conflicts of laws.

15. Integration. This Agreement, any written agreements or other documents evidencing matters referred to herein and any written Company existing plans that are referenced herein represent the entire agreement and understanding between the parties as to the subject matter hereof and thereof and supersede all prior or contemporaneous agreements as to the subject matter hereof and thereof, whether written or oral.

16. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Financial Officer.

17. Waiver, etc. No waiver, alteration, or modification, if any, of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto. If either party should waive any breach of any provisions of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

18. Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

19. Counterparts. This Agreement may be executed in counterparts, which together will constitute one instrument.

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The parties have executed this Agreement as of the date first written above.

“Company”

Monolithic Power Systems, Inc.

By:	/s/ Michael Hsing
Name:	Michael Hsing
Title:	CEO

“Employee”

Deming Xiao

/s/ Deming Xiao

CHANGE OF CONTROL AGREEMENT (XIAO)